EXHIBIT 12.1

                              STAGE STORES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                           Fiscal Year
                                        -----------------------------------------------   -------------------
                                          1991     1992      1993      1994      1995     1Q 1995     1Q 1996
                                        -------   -------   -------   -------   -------   -------    --------
Income before extraordinary income ..   $ 3,961   $12,235   $13,426   $ 6,630   $10,730   $ 2,438    $ 2,652
Minority interest in Bealls Holding .       749        --        --        --        --        --         --
Income tax expense ..................     3,993     8,340     7,569     4,317     6,767     1,833     1,1805
                                        -------   -------   --------  --------  -------   -------    -------
Income before income tax, minority
  interest and extraordinary item  ..     8,703    20,575    20,995    10,947    17,497     4,271      4,457
                                        =======   =======   =======   =======   =======   =======    =======
Fixed charges charged to expense:
  Rental expense (1) ................     7,275     7,575     8,803     8,879    10,051     2,212      2,507
  Interest expense ..................    33,928    32,384    37,607    41,694    44,770    10,724     11,714
  Dividend and accretion on redeemable
    preferred stock of subsidiary  ..       749        --        --        --        --        --         --
                                        -------   -------   -------   -------   -------   -------    -------
  Total fixed charges charged to
    expense  ........................    41,952    39,959    46,410    50,573    54,821    12,936     14,221
                                        -------   -------   -------      ----   -------   -------    -------
Income before income tax, minority
  interest, extraordinary item and
  fixed charges charged to expense  .   $50,655   $60,534   $67,405   $61,520   $72,318   $17,207    $18,678
                                        =======   =======   =======   =======   =======   =======    =======
Fixed charges charged to accruals:
  Rental expense (1) ................   $   898   $   803   $   298   $   446   $ 1,516   $ 1,211    $    67
  Interest expense ..................       667       381        --        --        --        --         --
                                        -------   -------   -------   -------   -------   -------    -------
  Total fixed charges charged to
    accruals  .......................     1,565     1,184       298       446     1,516     1,211         67
                                        -------   -------   -------   -------   -------   -------    -------
Total fixed charges .................   $43,517   $41,143   $46,708   $51,019   $56,337   $14,147    $14,288
                                        =======   =======   =======   =======   =======   =======    =======
Radio of earnings to fixed charges ..      1.16      1.47      1.44      1.21      1.28      1.22       1.31
                                        =======   =======   =======   =======   =======   =======    =======

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(1) Rental expense comprises one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments.